January 2016 Free Writing Prospectus Registration Statement No. 333-202524 Dated January 7, 2016 Filed Pursuant to Rule 433

Contingent Income Auto-Callable Securities due January 24, 2023

Based on the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the EURO STOXX 50® Index

Principal at Risk Securities

Contingent Income Auto-Callable Securities, which we refer to as the securities, do not guarantee the payment of interest or the repayment of the stated principal amount. Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment at an annual rate of at least 11.05% of the stated principal amount, with respect to each determination date on which the closing level of each underlying index is greater than or equal to 75% of its initial index level, which we refer to as the coupon barrier level. In addition, if the closing level of each underlying index is greater than or equal to its initial index level on any of the first 27 determination dates, the securities will be automatically redeemed for an amount equal to the sum of the stated principal amount and the contingent quarterly payment for the related determination date. If the securities have not been previously redeemed and the final index level of each underlying index is greater than or equal to 55% of its initial index level, which we refer to as the downside threshold level, the payment at maturity will be the stated principal amount and, if the final index level of each underlying index is greater than or equal to its coupon barrier level, the contingent quarterly payment for the final determination date. However, if the securities have not been previously redeemed and the final index level of any underlying index is less than its downside threshold level, you will be exposed to the decline in the closing level of the worst performing underlying index, as compared to its initial index level, on a 1 to 1 basis and will receive a payment at maturity that is less than 55% of the stated principal amount of the securities and could be zero. As a result, investors must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. Accordingly, the securities do not guarantee any return of principal at maturity. Because all payments on the securities are based on the worst performing underlying index, (i) a decrease in the closing level of any underlying index below its coupon barrier level on most or all of the determination dates will result in few or no contingent quarterly payments and (ii) a decrease in the closing level of any underlying index below its downside threshold level will result in a significant loss of your investment, even if the other underlying indices have appreciated or have not decreased as much. The securities are intended for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risks of principal loss and receiving few or no contingent quarterly payments over the 7-year term of the securities. Investors will not participate in any appreciation of any of the underlying indices. All payments on the securities are subject to the credit risk of HSBC.

SUMMARY TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Underlying indices:	Nikkei 225 Index (Bloomberg symbol: NKY) (the “NKY”), Russell 2000® Index (Bloomberg symbol: RTY) (the “RTY”) and EURO STOXX 50® Index (Bloomberg symbol: SX5E) (the “SX5E”) (each, an “underlying index”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date*:	January 19, 2016
Original issue date*:	January 22, 2016 (3 business days after the pricing date)
Maturity date*:	January 24, 2023, subject to adjustment as described in the accompanying Equity Index Underlying Supplement
Early redemption:

If, on any of the first 27 determination dates, the determination closing level of each underlying index is greater than or equal to its initial index level, the securities will be automatically redeemed for an early redemption payment on the 3rd business day following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed if the determination closing level of any underlying index on a determination date is below its initial index level.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing level:	With respect to each underlying index, its official closing level on any determination date other than the final determination date, as determined by the calculation agent.
Contingent quarterly payment:

•      If, on any determination date, the determination closing level or the final index level, as applicable, of each underlying index is greater than or equal to its coupon barrier level, we will pay a contingent quarterly payment at an annual rate of at least 11.05% of the stated principal amount per security (corresponding to $0.27625 (or 2.7625%) per quarter per security) on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•      If, on any determination date, the determination closing level or the final index level, as applicable, of any underlying index is less than its coupon barrier level, no contingent quarterly payment will be made with respect to that determination date.

It is possible that one or more underlying indices will remain below their respective coupon barrier levels for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly payments during the term of the securities.

Determination dates*:	April 19, 2016, July 19, 2016, October 19, 2016, January 19, 2017, April 19, 2017, July 19, 2017, October 19, 2017, January 19, 2018, April 19, 2018, July 19, 2018, October 19, 2018, January 22, 2019, April 23, 2019, July 19, 2019, October 21, 2019, January 21, 2020, April 20, 2020, July 21, 2020, October 19, 2020, January 19, 2021, April 19, 2021, July 20, 2021, October 19, 2021, January 19, 2022, April 19, 2022, July 19, 2022, October 19, 2022, and January 19, 2023 (the final determination date), each subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” the accompanying Equity Index Underlying Supplement.
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.00	$0.30(1) $0.05(2)	$9.65
Total	$	$	$
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.35 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.30 for each security they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the $0.35 per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

Terms continued on the following page.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

The estimated initial value of the securities on the pricing date is expected to be between $9.15 and $9.65 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” below and “Risk Factors” beginning on page 10 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 10 of this free writing prospectus, page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this free writing prospectus or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Contingent Income Auto-Callable Securities due January 24, 2023

Based on the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the EURO STOXX 50® Index

Principal at Risk Securities

Terms continued from previous page:

Contingent payment dates:	With respect to each determination date other than the final determination date, the 3rd business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final index level of each underlying index is greater than or equal to its downside threshold level:	(i) the stated principal amount and (ii) if the final index level of each underlying index is greater than or equal to its coupon barrier level, the contingent quarterly payment with respect to the final determination date.
	• If the final index level of any underlying index is less than its downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index. In this case, the payment at maturity will be less than 55% of the stated principal amount of the securities and could be zero.
Index performance factor:	With respect to each underlying index, final index level / initial index level
Coupon barrier level:	With respect to each underlying index, 75% of its initial index level
Downside threshold level:	With respect to each underlying index, 55% of its initial index level
Initial index level:	With respect to each underlying index, its official closing level on the pricing date.
Final index level:	With respect to each underlying index, its official closing level on the final determination date.
Official closing level:	With respect to each underlying index, its official closing level on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page (with respect to the NKY, “NKY <INDEX>”, with respect to the RTY, “RTY <INDEX>” and with respect to the SX5E, “SX5E <INDEX>”) or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Worst performing underlying index:	The underlying index with the largest percentage decrease from its initial index level to its final index level.
Estimated initial value:	The estimated initial value of the securities will be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:	40434E218 / US40434E2182

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

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Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due January 24, 2023 Based on the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the EURO STOXX 50® Index, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment at an annual rate of at least 11.05% of the stated principal amount with respect to each quarterly determination date on which the determination closing level or the final index level, as applicable, of each underlying index is greater than or equal to its coupon barrier level. The actual contingent quarterly payment will be determined on the pricing date. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date (which is the 3rd business day after the related determination date) or the maturity date, as applicable. It is possible that the closing level of one or more underlying indices could remain below their respective coupon barrier levels for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly payments.

If the determination closing level of each underlying index is greater than or equal to its initial index level on any of the first 27 determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final index level of each underlying index is greater than or equal to its downside threshold level, the payment at maturity will be the stated principal amount and, if the final index level of each underlying index is greater than or equal to its coupon barrier level, the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final index level of any underlying index is less than its downside threshold level, investors will be exposed to the decline in the closing level of the worst performing underlying index, as compared to its initial index level, on a 1 to 1 basis and will receive a payment at maturity that is less than 55% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payments. In addition, investors will not participate in any appreciation of any of the underlying indices.

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Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment at an annual rate of at least 11.05% of the stated principal amount with respect to each determination date on which the determination closing level or the final index level, as applicable, of each underlying index is greater than or equal to its coupon barrier level. The actual contingent quarterly payment will be determined on the pricing date. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final index level of the worst performing underlying index, as follows:

Scenario 1

On any of the first 27 determination dates, the determination closing level of each underlying index is greater than or equal to its initial index level.

▪     The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪     Investors will not participate in any appreciation of the underlying indices from their respective initial index levels.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final index level of each underlying index is greater than or equal to its downside threshold level.

▪     The payment due at maturity will be (i) the stated principal amount and (ii) if the final index level of each underlying index is greater than or equal to its coupon barrier level, the contingent quarterly payment with respect to the final determination date.

▪     Investors will not participate in any appreciation of the underlying indices from their respective initial index levels.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final index level of any underlying index is less than its downside threshold level.

▪     The payment due at maturity will be (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index.

▪     Investors will lose a significant portion, and may lose all, of their principal in this scenario.

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Contingent Income Auto-Callable Securities due January 24, 2023

Based on the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the EURO STOXX 50® Index

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing level and (2) the final index level of each underlying index.

Diagram #1: First 27 Determination Dates

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Contingent Income Auto-Callable Securities due January 24, 2023

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Principal at Risk Securities

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an automatic early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on page 7.

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Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Index Level:	With respect to each underlying index, 100.00
Hypothetical Coupon Barrier Level:	With respect to each underlying index, 75.00, which is 75% of its hypothetical initial index level
Hypothetical Downside Threshold Level:	With respect to each underlying index, 55.00, which is 55% of its hypothetical initial index level
Hypothetical Contingent Quarterly Payment:	11.05% per annum (corresponding to $0.27625 (or 2.7625%) per quarter per security)[1]
Stated Principal Amount:	$10.00 per security

1 The actual contingent quarterly payment will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day count basis. The hypothetical contingent quarterly payment of $0.27625 is used in these examples for ease of analysis.

In Examples 1 and 2, the closing levels of the underlying indices fluctuate over the term of the securities and the determination closing level of each underlying index is greater than or equal to its hypothetical initial index level on one of the first 27 determination dates. Because the determination closing level of each underlying index is greater than or equal to its initial index level on one of the first 27 determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the determination closing level of at least one underlying index on the first 27 determination dates is less than its initial index level, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1					Example 2
Determination Dates	Hypothetical Determination Closing Level of NKY	Hypothetical Determination Closing Level of RTY	Hypothetical Determination Closing Level of SX5E	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Determination Closing Level of NKY	Hypothetical Determination Closing Level of RTY	Hypothetical Determination Closing Level of SX5E	Contingent Quarterly Payment	Early Redemption Payment*
#1	100.00	105.00	115.00	—*	$10.27625	90.00	95.00	85.00	$0.27625	N/A
#2	N/A	N/A	N/A	N/A	N/A	55.00	60.00	90.00	N/A	N/A
#3	N/A	N/A	N/A	N/A	N/A	50.00	85.00	105.00	N/A	N/A
#4	N/A	N/A	N/A	N/A	N/A	45.00	90.00	100.00	N/A	N/A
#5	N/A	N/A	N/A	N/A	N/A	60.00	100.00	110.00	N/A	N/A
#6	N/A	N/A	N/A	N/A	N/A	45.00	105.00	115.00	N/A	N/A
#7	N/A	N/A	N/A	N/A	N/A	55.00	110.00	120.00	N/A	N/A
#8	N/A	N/A	N/A	N/A	N/A	56.00	115.00	125.00	N/A	N/A
#9	N/A	N/A	N/A	N/A	N/A	54.00	120.00	130.00	N/A	N/A
#10	N/A	N/A	N/A	N/A	N/A	140.00	145.00	155.00	—*	$10.27625
#11 to #27	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

* The Early Redemption Payment includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing level of each underlying index is greater than or equal to its initial index level, and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the 1st determination date as the determination closing level of each underlying index on the 1st determination date is greater than or equal to its initial index level. You would receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.27625 = $10.27625

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will not receive any additional contingent quarterly payments.

▪	In Example 2, since the determination closing level of each underlying index on the 1st determination date is greater than its coupon barrier level, you would receive the contingent payment of $0.27625 with respect to that determination date. You would receive no contingent payment with respect to the 2nd through the 9th determination date, since the determination closing level of at least one underlying index on each of those determination dates is less than its coupon barrier level. The securities are automatically redeemed following the 10th determination date, as the

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Principal at Risk Securities

determination closing level of each underlying index on that day is greater than or equal to its initial index level. Following the 10th determination date, you would receive an Early Redemption Payment of $10.27625, which includes the contingent quarterly payment with respect to the 10th determination date.

In this example, the early redemption feature limits the term of your investment to approximately 30 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will not receive any additional contingent quarterly payments. Further, although the worst performing underlying index has appreciated by 40% from its initial index level as of the 10th determination date, you only receive a total payment of $10.5525 per security and do not benefit from such appreciation.

	Example 3					Example 4
Determination Dates	Hypothetical Determination Closing Level of NKY	Hypothetical Determination Closing Level of RTY	Hypothetical Determination Closing Level of SX5E	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Determination Closing Level of NKY	Hypothetical Determination Closing Level of RTY	Hypothetical Determination Closing Level of SX5E	Contingent Quarterly Payment	Early Redemption Payment
#1	39.00	65.00	85.00	N/A	N/A	39.00	95.00	105.00	N/A	N/A
#2	35.00	60.00	90.00	N/A	N/A	35.00	80.00	90.00	N/A	N/A
#3	32.00	55.00	95.00	N/A	N/A	32.00	85.00	95.00	N/A	N/A
#4	38.00	50.00	100.00	N/A	N/A	38.00	90.00	100.00	N/A	N/A
#5	39.00	70.00	110.00	N/A	N/A	39.00	100.00	110.00	N/A	N/A
#6	33.00	85.00	115.00	N/A	N/A	33.00	105.00	115.00	N/A	N/A
#7	37.00	90.00	120.00	N/A	N/A	37.00	110.00	120.00	N/A	N/A
#8	30.00	100.00	130.00	N/A	N/A	30.00	115.00	125.00	N/A	N/A
#9	36.00	120.00	140.00	N/A	N/A	36.00	120.00	130.00	N/A	N/A
#10	34.00	140.00	150.00	N/A	N/A	34.00	130.00	140.00	N/A	N/A
#11 to #27	Various (below coupon barrier level)	Various (above coupon barrier level)	Various (above coupon barrier level)	N/A	N/A	Various (below coupon barrier level)	Various (above coupon barrier level)	Various (above coupon barrier level)	N/A	N/A
Final Determination Date	30.00	180.00	190.00	N/A	N/A	60.00	160.00	170.00	N/A	N/A
Payment at Maturity	$3.00					$10.00

Examples 3 and 4 illustrate the payment at maturity per security based on the final index level of the worst performing underlying index.

▪	In Example 3, the closing level of at least one underlying index is below its coupon barrier level on every determination date. As a result, you would not receive any contingent quarterly payments during the term of the securities and, at maturity, you would be fully exposed to the decline in the closing level of the NKY, which is the worst performing underlying index. As the final index level of the worst performing underlying index is less than its downside threshold level, your payment at maturity is calculated as follows:

$10 x (30/100) = $3.00

In this example, the amount of cash that you would receive at maturity is significantly less than the stated principal amount. In addition, you would not be entitled to receive any contingent quarterly payments during the term of the securities.

▪	In Example 4, the closing level of at least one underlying index is below its coupon barrier level on each of the 1st through the 27th determination date. As a result, the contingent quarterly payment is not payable for any of those determination dates. At maturity, because the final index level of each underlying index is greater than its downside threshold level, you would receive the stated principal amount. However, because one of the underlying indices is less than its coupon barrier level, you would not receive the contingent quarterly payment with respect to the final determination date.

In this example, although the final index level of the worst performing underlying index represents a 40% decline from its initial index level, because the final index level of the worst performing underlying index is greater than or equal to its downside threshold level, you would receive the stated principal amount.

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Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:

▪	You believe that the closing levels of each underlying index will be equal to or greater than its coupon barrier level on one or more of the determination dates, and not below its downside threshold level on the final determination date.

▪	You are willing to make an investment that is potentially exposed to downside performance of the worst performing underlying index on a 1-to-1 basis.

▪	You are willing to hold the securities that will be automatically called on any of the determination dates on which the closing level of each underlying index is at or above its initial index level.

▪	You are willing to invest in securities, the maximum potential return of which is limited to any contingent quarterly payments payable on the securities.

▪	You are willing to forgo distributions paid on the stocks included in the underlying indices.

▪	You are willing to hold the securities to maturity.

▪	You do not seek an investment for which there will be an active secondary market.

▪	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▪	You believe that the closing levels of each underlying index will be less than its coupon barrier level on each of the determination dates, and/or below its downside threshold level on the final determination date.

▪	You are unwilling to make an investment that is potentially exposed to the downside performance of the worst performing underlying index on a 1-to-1 basis.

▪	You are unable or unwilling to hold the securities that will be automatically called on any of the determination dates on which the closing level of each underlying index is at or above its initial index level.

▪	You are unwilling to invest in securities, the maximum potential return of which is limited to any contingent quarterly payments payable on the securities.

▪	You are not willing to forgo distributions paid on the stocks included in the underlying indices.

▪	You are unwilling to hold the securities to maturity.

▪	You prefer to receive guaranteed periodic interest payments on your investment.

▪	You seek an investment for which there will be an active secondary market.

▪	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 in the accompanying prospectus supplement and on page S-2 of the Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in the securities comprising the underlying indices. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement; and

“— General Risks Relating to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	You may lose your entire initial investment. The securities do not guarantee any return of principal. The securities differ from ordinary debt securities in that we will not necessarily pay the full principal amount of the securities at maturity. HSBC will only pay you the principal amount of your securities at maturity if the securities have not been automatically redeemed prior to maturity and the final index level of each underlying index is greater than or equal to its downside threshold level. If the final index level of any underlying index is less than its respective downside threshold level, you will be exposed to the decline in the closing level of the worst performing underlying index, as compared to its initial index level, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor of the worst performing underlying index. In this case, the payment at maturity will be less than 55% of the stated principal amount and could be zero.

▪	You will not receive any contingent quarterly payment for any quarterly period where the determination closing level or the final index level, as applicable, of any underlying index is less than its respective coupon barrier level on the related determination date. A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing level or the final index level of each underlying index is greater than or equal to its coupon barrier level on the related determination date. It is possible that the closing level of each underlying index could be below its respective coupon barrier level on most or all of the determination dates so that you will receive few or no contingent quarterly payments.

▪	Investors will not participate in any appreciation of any underlying index, and your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the levels of the underlying indices. Investors will not participate in any appreciation of any underlying index from its initial index level. Unless the final index level of any underlying index is less than its coupon barrier level, you will receive at maturity the stated principal amount plus the contingent quarterly payment with respect to the final determination date, regardless of any appreciation in the levels of the underlying indices, which may be significant. The return on the securities will be limited to the contingent quarterly payment that is payable with respect to each determination date on which the determination closing level or the final index level, as applicable, of each underlying index is greater than or equal to its coupon barrier level. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the securities comprising the underlying indices during the term of the securities.

▪	The securities may be called prior to the maturity date. If the securities are called early, the holding period over which you will receive contingent quarterly payments could be as little as 3 months. If the securities are redeemed prior to the maturity date, you will receive no more contingent quarterly payments. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk following an automatic call.

▪	You are exposed to the market risk of all underlying indices, with respect to both the contingent quarterly payments, if any, and the payment at maturity, if any. Your return on the securities is not linked to a basket consisting of the 3 underlying indices. Rather, it will be contingent upon the independent performance of each underlying

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index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is potentially mitigated and diversified among all the components of the basket, you will be exposed to the risks related to all of the underlying indices. Poor performance by any underlying index over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices. To receive any contingent quarterly payments, all underlying indices must close at or above their respective coupon barrier levels on the applicable determination date. In addition, if any underlying index has decreased to below its respective downside threshold level as of the final determination date, you will be fully exposed to the decrease in the worst performing underlying index on a 1 to 1 basis, even if the other underlying indices have appreciated. Under this scenario, the payment at maturity will be less than 55% of the stated principal amount and could be zero. Accordingly, your investment is subject to the market risk of each of the underlying indices.

▪	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of receiving no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to just one underlying index. The risk that you will not receive any contingent quarterly payments, or that you will suffer a significant loss on your investment, is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With 3 underlying indices, it is more likely that one or more of the underlying indices will close below their respective coupon barrier levels on any determination date (including the final determination date) and below its downside threshold level on the final determination date, than if the securities were linked to only one underlying index. Therefore, it is more likely that you will not receive any contingent quarterly payments, and that you will suffer a significant loss on your investment. In addition, because each underlying index must close above its initial index level on a quarterly determination date in order for the securities to be called prior to maturity, the securities are less likely to be called than if the securities were linked to just one underlying index.

▪	The amounts payable on the securities are not linked to the levels of the underlying indices at any time other than on the determination dates, including the final determination date. The payments on the securities will be based on the closing levels of the underlying indices on each determination date, subject to postponement for non-trading days and certain market disruption events. Even if the level of an underlying index appreciates prior to an applicable determination date but then drops on that day to a level that is below its coupon barrier level, the contingent quarterly payment on the securities will not be payable for that determination date. Similarly, even if the level of an underlying index appreciates prior to the final determination date but then decreases on that day to a level that is below its downside threshold level, the payment at maturity will be less, and may be significantly less, than it would have been had the securities been linked to the levels of the underlying indices on a date prior to the final determination date. Although the actual levels of the underlying indices on the maturity date or at other times during the term of the securities may be higher than their levels on one or more determination dates, the payments on the securities will be based solely on the levels of the underlying indices on the determination dates.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the market price of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the values, volatilities and dividend yields, as applicable, of the underlying indices and the securities comprising the underlying indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of each underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the Underlying Indices” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your securities prior to maturity.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities and could lose your entire investment.

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▪	Investing in the securities is not equivalent to investing in the securities comprising the underlying indices. Investing in the securities is not equivalent to investing in the component securities of any underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities comprising the underlying indices.

▪	Small-capitalization risk. The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

▪	The securities are linked to the NKY and the SX5E and are subject to risks associated with non-U.S. companies. As the NKY and the SX5E are 2 of the 3 underlying indices, an investment in the securities involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in their respective home countries, including changes in governmental, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. Those foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the NKY or the SX5E and, as a result, the value of the securities.

▪	The securities will not be adjusted for changes in exchange rates. Although the equity securities comprising the NKY and the SX5E are traded in currencies other than U.S. dollars, and the securities are denominated in U.S. dollars, the amount payable on the securities, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may reflect changes in the applicable non-U.S. economies that in turn may affect the level of the NKY or the SX5E, and therefore the securities.

▪	Adjustments to any underlying index could adversely affect the value of the securities. The publisher of an underlying index may add, delete or substitute the securities comprising the relevant underlying index. In addition, the publisher of an underlying index may make other methodological changes that could change the level of that underlying index. Further, the publisher of an underlying index may discontinue or suspend calculation or publication of that underlying index at any time. Any such actions could affect the value of and the return on the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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▪	The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities will be calculated by us on the pricing date and will be less than the price to public. The estimated initial value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 8 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the underlying indices and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	Hedging and trading activity by our affiliates could adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying indices or their respective component securities), including trading in the component securities as well as other instruments related to one or more underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates may also trade the component securities and other financial instruments related to one or more underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index level of an underlying index and, as a

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result, its coupon barrier level, which is the level at or above which that underlying index must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, its downside threshold level in order for you to avoid being exposed to the negative performance of the worst performing underlying index at maturity. Additionally, such hedging or trading activities during the term of the securities could adversely affect the level of an underlying index on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial index level, the coupon barrier level, the downside threshold level and the final index level of each underlying index, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred with respect to an underlying index, and the payment that you will receive upon an automatic early redemption or at maturity, if any. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events. These determinations, which may be subjective, may adversely affect the payout to you upon an automatic early redemption or at maturity, if any. See “Additional Terms of the Notes—Discontinuance or Modification of an Index” and “—Market Disruption Event” in the Equity Index Underlying Supplement.

▪	The securities are not insured by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amounts due on the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes.

Please read the discussion under “Additional Information About the Securities – Additional Provisions – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as ordinary income to you at the time received or accrued in accordance with your regular method of tax accounting. If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. Non-U.S. Holders should note that the entire amount of the contingent quarterly payments will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), and we will not be required to pay any additional amounts with respect to amounts withheld. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any U.S. Treasury Department regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdictions.

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Information about the Underlying Indices

Nikkei 225 Index Overview

The NKY measures the composite price performance of selected Japanese stocks and is based on 225 of the most actively traded stocks on the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries. The 225 companies included in the NKY are divided into 6 sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

For more information about the NKY, see “The Nikkei 225 Index” beginning on page S-30 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the NKY based on its daily historical official closing level from January 2, 2008 through January 4, 2016. The official closing level for the NKY on January 4, 2016 was 18,450.98. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical performance of the NKY should not be taken as an indication of its future performance, and no assurance can be given as to the level of the NKY at any time, including on the determination dates.

Historical Performance of the Nikkei 225 Index – Daily Official Closing Levels January 2, 2008 to January 4, 2016

*The blue solid line indicates the hypothetical coupon barrier level and the red solid line indicates the hypothetical downside threshold level, assuming the closing level of the NKY on January 4, 2016 was its initial index level.

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Russell 2000® Index Overview

The RTY is a capitalization-weighted index of stocks of 500 component companies. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of stocks of 500 component companies representing all major industries. The top 5 industry groups by market capitalization as of November 30, 2015 were: Financial Services, Health Care, Technology, Consumer Discretionary and Producer Durables.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-36 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the RTY based on its daily historical official closing level from January 2, 2008 through January 4, 2016. The official closing level for the RTY on January 4, 2016 was 1,108.624. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical performance of the RTY should not be taken as an indication of its future performance, and no assurance can be given as to the level of the RTY at any time, including on the determination dates.

Historical Performance of the Russell 2000® Index – Daily Official Closing Levels January 2, 2008 to January 4, 2016

*The blue solid line indicates the hypothetical coupon barrier level and the red solid line indicates the hypothetical downside threshold level, assuming the closing level of the RTY on January 4, 2016 was its initial index level.

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EURO STOXX 50® Index Overview

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SX5E based on its daily historical official closing level from January 2, 2008 through January 4, 2016. The official closing level for the SX5E on January 4, 2016 was 3,164.76. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical performance of the SX5E should not be taken as an indication of its future performance, and no assurance can be given as to the level of the SX5E at any time, including on the determination dates.

Historical Performance of the EURO STOXX 50® Index – Daily Official Closing Levels January 2, 2008 to January 4, 2016

* The blue solid line indicates the hypothetical coupon barrier level and the red solid line indicates the hypothetical downside threshold level, assuming the closing level of the SX5E on January 4, 2016 was its initial index level.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover and page 2 of this document.

Additional Provisions
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40434E218
ISIN:	US40434E2182
Minimum ticketing size:	$1,000 / 100 securities
Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at maturity” in this free writing prospectus except that the accelerated contingent quarterly payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the final determination date for purposes of determining the final index level of each underlying index. If a market disruption event exists with respect to an underlying index on that scheduled trading day, then the accelerated final determination date for the applicable underlying index will be postponed for up to 5 scheduled trading days (in the same manner used for postponing the originally scheduled final determination date). The accelerated maturity date will then be the 3rd business day following the postponed accelerated final determination date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Events of Default” and “Securities—Events of Default; Defaults” in the prospectus.

Tax considerations:

Prospective investors should note that the discussion under the section called “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•      purchase the securities at their “issue price”; and

•      hold the securities as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;

•      insurance companies;

•      certain dealers and traders in securities, commodities or foreign currencies;

•      investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•      U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•      regulated investment companies;

•      real estate investment trusts;

•      tax-exempt entities, including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively; or

•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is

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technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Department regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security could be treated as a single financial contract that provides for a contingent quarterly payment. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as ordinary income to you at the time received or accrued in accordance with your regular method of tax accounting. Subject to the limitations described herein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a single financial contract that provides for a contingent quarterly payment.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the tax treatment described herein. Accordingly, you should consult your tax advisor regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

We will not attempt to ascertain whether any of the entities whose stock is included in an underlying index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in an underlying index were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder, as defined below, in the case of a USRPHC. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in an underlying index, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in an underlying index is or becomes a PFIC or a USRPHC.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•     an individual who is a citizen or resident of the United States, for U.S. federal income tax purposes;

•     a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•     an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Payment. Any contingent quarterly payment on the securities

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should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities. Upon a sale, exchange, early redemption or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly payment, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange, early redemption or settlement, and should be short-term capital gain or loss otherwise. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. In particular, the IRS could seek to treat a security as a single debt instrument. Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a U.S. Holder would generally be required to accrue interest income over the term of the securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the securities. In addition, any gain a U.S. Holder might recognize upon the sale, exchange, early redemption or settlement of the securities would be ordinary income and any loss recognized by a U.S. Holder would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss. Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above. For example, the IRS could assert that any gain or loss that a U.S. Holder may recognize upon the sale, exchange, early redemption or maturity of the securities should be treated as ordinary gain or loss.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities. On December 7, 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

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•      an individual who is classified as a nonresident alien;

•      a foreign corporation; or

•      a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•     certain former citizens or residents of the United States; or

•      a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities.

Because the U.S. federal income tax treatment (including the applicability of withholding) of contingent quarterly payments on the securities is uncertain, the entire amount of the contingent quarterly payments will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from, withholding under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax advisors regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% (or a lower rate under an applicable treaty) U.S. withholding tax if paid to a Non-U.S. Holder. Under U.S. Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument, may be treated as dividend equivalents. However, this withholding on “dividend equivalent” payments, if any, will not apply to securities issued before January 1, 2017. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes in addition to the withholding tax described above without being required to pay any additional amounts with respect to amounts so withheld.

U.S. Federal Estate Tax

Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a

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holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, or otherwise establishes an exemption. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity or otherwise establishes an exemption.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the securities will only apply to payments made after December 31, 2018. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the securities.

Paying agent:	HSBC Bank USA, N.A.
Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.35 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.30 for each security they sell. Of the $0.35 per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Where you can find more information:

This free writing prospectus relates to an offering of securities linked to the underlying indices. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of the securities relates to the underlying indices, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying indices or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

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